Exhibit 21.1

Subsidiaries

Perficient Meritage, Inc.
Perficient ZettaWorks, Inc.
Perficient Genisys, Inc.
Perficient International Limited
Perficient Canada Corp.
Core Objective, Inc.
1028052 Ontario, Inc